Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”), dated as of August 28, 2021 is by and among Rotor Acquisition Corp., a Delaware corporation (“Rotor”), Rotor Merger Sub Corp., a Delaware corporation and a wholly owned Subsidiary of Rotor (“Merger Sub”), and Sarcos Corp., a Utah corporation (the “Company”) (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment No. 1 shall have respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Agreement and Plan of Merger, dated as of April 5, 2021 (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement (pursuant to and in accordance with Section 8.3 of the Merger Agreement), on the terms and subject to the conditions set forth in this Amendment No. 1.

NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

I.	Amendment to the Merger Agreement.

1.The definition of the term “Rotor Stockholder Approval” in Section 1.1 is amended and restated in its entirety to read as follows:

“Rotor Stockholder Approval” means the approval of each Transaction Proposal, at the Rotor Stockholders Meeting in accordance with the DGCL, the Governing Documents of Rotor, and the NYSE rules and regulations; provided that in addition to the foregoing, the Parties agree that for the Transaction Proposal contemplated by Section 5.10(a)(E) in respect of the Amended and Restated Charter of Rotor, in the form included in Exhibit H (or with such changes as were reasonably approved by the Company and Rotor), Rotor will obtain the additional approvals contemplated by Section 6.1(h).”

2.Section 6.1 of the Merger Agreement is amended as follows:

(A)	The “and” at the end of Section 6.1(f) will be deleted;

(B)	The period at the end of Section 6.1(g) will be replaced with “; and”; and

(C)	A new Section 6.1(h) will be inserted, which will read in its entirety as follows:

“(h)The Transaction Proposal contemplated by Section 5.10(a)(E) in respect of the Amended and Restated Charter of Rotor, in the form included in Exhibit H (or with such changes as were reasonably approved by the Company and Rotor), shall have been approved by (i) the holders of a majority of the issued and outstanding Rotor Class A Shares and (ii) the holders of a majority of the issued and outstanding Rotor Class B Shares, in each case voting as a separate class, and such approval shall remain in full force and effect.”

II.	Miscellaneous.

The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment No. 1, remain in full force and effect. This Amendment No. 1 shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment No. 1 were set forth in the Merger Agreement. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Amendment No. 1 or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first written above.

ROTOR ACQUISITION CORP.

By:	/s/ Amy Salerno
Name:	Amy Salerno
Title:	Chief Financial Officer
ROTOR MERGER SUB CORP.

By:	/s/ Amy Salerno
Name:	Amy Salerno
Title:	Director
SARCOS CORP.

By:	/s/ Benjamin G. Wolff
Name:	Benjamin G. Wolff
Title:	Chairman and CEO

Signature page to Amendment No. 1 to Agreement and Plan of Merger